Exhibit 3.63

OPERATING AGREEMENT
OF
 LGI HOMES – WISCONSIN, LLC

THIS OPERATING AGREEMENT OF LGI HOMES – WISCONSIN, LLC (as amended from time to time, this “Agreement”) is adopted this 5th day of March, 2018, by the initial sole member identified on Exhibit A, attached hereto (the “Member”), as the Member of LGI HOMES – WISCONSIN, LLC, a Wisconsin limited liability company (the “Company”).

WITNESSETH:

WHEREAS, the Company was formed on March 5, 2018, upon execution and filing of its Articles of Organization with the State of Wisconsin Department of Financial Institutions Division of Corporate and Consumer Services; and

WHEREAS, the Member desires to adopt this Agreement in order to provide for the regulation and management of the Company and to set forth the respective rights, duties and obligations of the Member and the Manager(s) in connection therewith;

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.          Name; Formation of the Company; Initial Member. The Name of the Company is LGI HOMES – WISCONSIN, LLC. The Company was formed under and shall be operated in accordance with the Wisconsin Limited Liability Company Law, Chapter 183 of the Wisconsin Statutes, and any successor statute, as amended from time to time (the “Act”). To the extent this Agreement conflicts with the Company’s Articles of Organization, this Agreement shall govern and control to the extent permitted by law.

Section 2.          Member Interest. The Member, as the sole Member of the Company, shall have a one hundred percent (100%) “Member Interest.”

Section 3.          Place of Business, Registered Office and Registered Agent. The principal place of business of the Company shall be 1450 Lake Robbins Drive, Suite 430, The Woodlands, Texas 77380. The Manager may from time to time change the principal place of business of the Company to such other place as the Manager deems appropriate. The registered office of the Company in the State of Wisconsin shall initially be 8040 Excelsior Drive, Suite 400, Madison, Wisconsin 53717 and the registered agent for service of process on the Company in the State of Wisconsin shall be Corporation Service Company. The Manager may from time to time change the registered office of the Company to such other place, or the registered agent of the Company to such other person, as the Manager deems appropriate.

Section 4.          Company Purposes. The Company has been organized for the purposes of conducting any and all lawful business for which a limited liability company may be organized under the Act.

Section 5.          Capital Contributions. The Member has contributed to the Company such property and money in the amount set forth opposite the Member’s name on Exhibit A. The Member shall have no obligation to make additional capital contributions to the Company. The Member may make, but shall not be obligated to make, additional capital contributions to the Company as the Member determines are necessary, appropriate or desirable. From time to time the Manager shall amend Exhibit A as necessary to reflect the aggregate capital contributions of the Member.

Section 6.          Distributions. The Company shall make distributions of cash or property to the Member (including upon liquidation of the Company) in such amounts and at such times as may be determined from time to time by the Manager or the Member. The Member intends for the Company to be disregarded as an entity for federal income tax purposes and for state income tax purposes in those states that follow federal tax classifications.

Section 7.          Management of the Company. The business affairs of the Company shall be managed by a Manager. Except as expressly provided herein or as otherwise required by applicable law, the Manager shall have complete and exclusive control of the management of the Company’s business and affairs. The Manager shall serve until his, her or its successor shall have been duly elected, or until his, her or its earlier death, termination, resignation or removal. The Manager may be removed at any time, with or without cause, by affirmative vote of the Member. The Member is the initial Manager of the Company. The Manager may from time to time delegate to one or more individuals (each an “Officer”) any portion of its authority granted hereunder and under the Act as the Manager deems appropriate. Each Officer shall hold office until such Officer’s death, incapacity, resignation or removal or until the appointment of a successor. An Officer may be removed as an Officer by the Manager at any time with or without cause. An Officer may resign as an Officer at any time by communicating his resignation to the Manager, orally or in writing.

Section 8.          Indemnification and Duties.

(A)          The Member will not be personally liable for any obligations, liabilities, debts or losses of the Company, whether arising in tort, contract or otherwise, except as otherwise required by law.

(B)          Subject to the limitations and conditions provided in this Section and in the Act, any person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (“Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she was or is a Member, Manager, or Officer of the Company or he or she was or is the legal representative of or a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of a Member, Manager, or Officer of the Company (collectively, the “Covered Persons”), shall be indemnified by the Company against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable costs and expenses (including, without limitation, attorneys’ fees) actually incurred by such Covered Person in connection with such Proceeding if such Covered Person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, that the Covered Person had reasonable cause to believe that his or her conduct was unlawful. Indemnification under this Section 8 shall continue as to a Covered Person who has ceased to serve in the capacity which initially entitled such Covered Person to indemnity hereunder. The rights granted pursuant to this Section 8 shall be deemed contract rights, and no amendment, modification or repeal of this Section 8 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

(C)          Pursuant to Section 183.0402 of the Act, no Covered Person shall act or fail to act in a manner that constitutes any of the following: (i) willful failure to deal fairly with the Company or its Member in connection with a matter in which the Covered Person has a material conflict of interest; (ii) a violation of criminal law, unless the Covered Person had reasonable cause to believe that the person’s conduct was lawful or no reasonable cause to believe that the conduct was unlawful; (iii) a transaction from which the Covered Person derived an improper personal profit; or (iv) willful misconduct.

(D)          Any indemnity under this Section 8 shall be provided out of and to the extent of Company assets and insurance only, and no Member, Manager, or Officer shall have personal liability on account thereof.

Section 9.          Dissolution. The Company shall begin on the date of the filing of its articles of organization and shall continue until dissolved in accordance with the terms hereof. The Company shall be dissolved upon the earlier of either of the following: (i) the determination of the Member that the Company shall be dissolved and the filing of Articles of Dissolution by the Member or the Member’s Representative with the Wisconsin Department of Financial Institutions as prescribed by the Act, or (ii) as otherwise required under the Act.

Section 10.          Amendment. This Agreement may be amended by the Member; provided, however, that any amendment to this Agreement must be in writing and signed by the Member.

Section 11.          Entire Agreement. This Agreement constitutes the entire operating agreement of the Company and supersedes all prior agreements and understandings, both written and oral, with respect to that subject.

Section 12.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to the principle of conflict of laws thereof and such federal laws as may apply.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first written above.

SOLE MEMBER:

LGI HOMES GROUP, LLC

By:	/s/ Charles Merdian
Charles Merdian, Authorized Signor

EXHIBIT A

MEMBER

Member	Member Interest	Capital Contribution
LGI Homes Group, LLC 1450 Lake Robbins Dr., Suite 430 The Woodlands, Texas 77380	100%	$100.00

A-1